Exhibit 23.1

CONSENT OF WARREN AVERETT, LLC

Independent Registered Certified Public Accountants

We consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 1 (No. 333-206896) of our report dated July 10, 2015 with respect to our audits of the consolidated financial statements of CytoDyn Inc. as of and for the year ended May 31, 2015 and 2014, which is part of this Registration Statement.

/s/ Warren Averett, LLC

Warren Averett, LLC

Tampa, Florida

September 30, 2015